Exhibit 5

August 8, 2012

The undersigned hereby certifies that Sarah Clements and Tony Rosenberg are authorized to execute Amendment No. 7 to Schedule 13D with respect to Idenix Pharmaceuticals, Inc., on behalf of Novartis Pharma AG.

/s/ Thomas Lynch
Name: Thomas Lynch
Title: Senior Legal Counsel